Consent of Independent Registered Public Accounting Firm

RoomStore, Inc.

Richmond, Virginia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 7, 2009 (October 1, 2009 as to the effects on the consolidated financial statements of the retrospective application of the provisions of Financial Accounting Standards Board Statement No. 160 as described in Note 2), relating to the consolidated financial statements of RoomStore, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Richmond, Virginia

November 23, 2009